EXHIBIT 99.1

Leidos Holdings, Inc. Reports Second Quarter Fiscal Year 2018 Results

•	Revenues: $2.53 billion

•	Diluted Earnings per Share: $0.94

•	Non-GAAP Diluted Earnings per Share: $1.12

•	Net Bookings: $3.4 billion (book-to-bill ratio of 1.4)

RESTON, Va., July 26, 2018 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the second quarter of fiscal year 2018.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "The strength of our second quarter results provides early evidence of the success of our strategy to focus on profitable growth. The sequential revenue growth in the quarter, as well as robust bookings, margins, and cash flow, reflect the positive impact of the actions we have taken to improve our win rates and optimize our operations. We remain committed to creating value for our customers and driving growth for our employees and shareholders."
Summary Results
Revenues for the quarter were $2.53 billion, compared to $2.57 billion in the prior year quarter, reflecting a 1.6% decrease.
Operating income for the quarter was $199 million, compared to $166 million in the prior year quarter. Operating income margin increased to 7.9% from 6.5% in the prior year quarter, primarily due to favorable contract mix and decreases in amortization of intangible assets and integration and restructuring costs. Non-GAAP operating income margin for the quarter was 10.3%, same as the prior year quarter.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $0.94, compared to $0.64 in the prior year quarter. Non-GAAP diluted EPS for the quarter was $1.12, compared to $1.04 in the prior year quarter. The weighted average diluted share count for the quarter was 154 million compared to 153 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1,256 million increased by $13 million, or 1.0%, compared to the prior year quarter. The revenue increase was primarily attributable to new awards, timing of revenue recognition on certain contracts, and improved program performance, partially offset by the completion of certain contracts.
Defense Solutions operating income margin for the quarter was 7.4%, compared to 5.1% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 8.8%, same as the prior year quarter.
Civil
Civil revenues for the quarter of $822 million decreased by $53 million, or 6.1%, compared to the prior year quarter. The revenue decrease was primarily due to the completion of certain contracts and a net decrease in program volumes, partially offset by new awards.
Civil operating income margin for the quarter was 7.4%, compared to 7.5% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 10.3%, compared to 11.0% in the prior year quarter, primarily attributable to higher profit write-ups in the prior year quarter.

Health
Health revenues for the quarter of $451 million decreased by $3 million, or 0.7%, compared to the prior year quarter. The revenue decrease was primarily attributable to the completion of certain contracts, partially offset by net volume increases.
Health operating income margin for the quarter was 15.1%, compared to 16.3% in the prior year quarter. The margin decline reflects a $12 million increase in amortization of acquired intangible assets offsetting a more favorable contract mix. On a non-GAAP basis, operating income margin for the quarter was 17.7%, compared to 16.3% in the prior year quarter, primarily attributable to favorable contract mix.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $271 million compared to $166 million in the prior year quarter. The increased operating net cash inflows were primarily due to improved collections of receivables and lower payments for taxes, integration and restructuring costs, partially offset by lower advance payments from customers.
Net cash used in investing activities for the quarter was $13 million compared to $9 million in the prior year quarter. The increase was primarily due to proceeds from the sale of a building in the prior year quarter partially offset by lower purchases of property, plant and equipment.
Net cash used in financing activities for the quarter was $192 million compared to $112 million in the prior year quarter. The increase was primarily due to higher stock repurchases, lower debt payments and payment of a tax indemnification liability.
As of June 29, 2018, the Company had $303 million in cash and cash equivalents and $3.1 billion of debt.
New Business Awards
Net bookings totaled $3.4 billion in the quarter, representing a book-to-bill ratio of 1.4.
Notable recent awards received include:

•
Department of Energy: The Company was awarded a prime contract by the Department of Energy ("DOE") to provide research support services to the National Energy Technology Laboratory ("NETL").  The purpose of this contract is to provide technical, managerial, and administrative services that strengthen NETL's ability to nurture world-class competencies critical to delivering on the mission of DOE. The single-award, cost-plus-award-fee contract has a potential 10-year performance period, consisting of a 3-year base period, two 2-year options, and an additional 3-year option period. The program has a potential value of $365 million, if all options are exercised.

•
Veteran’s Affairs Administration: The Company was awarded a contract by the Department of Veterans Affairs ("VA"), to continue support of the VA’s information infrastructure modernization efforts through data center consolidation and cloud computing services. The initial award decision was made in March of 2018, and successfully defended through a protest in the second quarter. The single-award, firm-fixed-price, time-and-materials contract has a 1-year base period of performance, two 1-year option periods and a total potential value of $472 million.

•
Intelligence Community: The Company was awarded contracts valued at $620 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog at the end of the quarter was $18.3 billion, of which $5.4 billion was funded.

Forward Guidance
The Company affirms previously issued fiscal year 2018 guidance as follows:

•	Revenues of $10.25 billion to $10.65 billion;

•	Adjusted EBITDA margins of 10.1% to 10.4%;

•	Non-GAAP diluted earnings per share of $4.15 to $4.50; and

•	Cash flows provided by operating activities at or above $675 million.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, asset impairment charges, integration and restructuring costs, amortization of equity method investments, loss on sale of assets and held for sale tax adjustment to reflect non-GAAP exclusions. See Leidos' non-GAAP financial measures and the related reconciliation included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on July 26, 2018. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13680895.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil and health markets. The company’s 31,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $10.17 billion for the fiscal year ended December 29, 2017.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, EBITDA margins (including on a non-GAAP basis), operating income, earnings, earnings per share (including on a non-GAAP basis), charges, backlog, bookings, contract values, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of July 26, 2018. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa L. Koskovich
571.526.6404	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Revenues	$2,529	$2,571	$4,972	$5,151
Cost of revenues	2,152	2,190	4,238	4,423
Selling, general and administrative expenses	174	186	352	367
Integration and restructuring costs	8	22	25	54
Asset impairment charges	—	—	7	—
Equity (earnings) losses of non-consolidated subsidiaries	(4)	7	(8)	—
Operating income	199	166	358	307
Non-operating expense:
Interest expense, net	(35)	(34)	(69)	(70)
Other income, net	1	3	1	6
Income before income taxes	165	135	290	243
Income tax expense	(20)	(37)	(43)	(71)
Net income	145	98	247	172
Less: net income attributable to non-controlling interest	1	—	1	2
Net income attributable to Leidos common stockholders	$144	$98	$246	$170
Earnings per share:
Basic	$0.95	$0.65	$1.62	$1.13
Diluted	0.94	0.64	1.60	1.11
Weighted average number of common shares outstanding:
Basic	152	151	152	151
Diluted	154	153	154	153

Cash dividends declared per share	$0.32	$0.32	$0.64	$0.64

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 29, 2018	December 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$303	$390
Receivables, net	1,779	1,831
Inventory, prepaid expenses and other current assets	458	453
Assets held for sale	99	—
Total current assets	2,639	2,674
Property, plant and equipment, net	221	232
Intangible assets, net	749	856
Goodwill	4,887	4,974
Other assets	274	254
	$8,770	$8,990
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,461	$1,639
Accrued payroll and employee benefits	446	487
Dividends payable	12	17
Income taxes payable	3	4
Long-term debt, current portion	71	55
Liabilities held for sale	22	—
Total current liabilities	2,015	2,202
Long-term debt, net of current portion	2,990	3,056
Deferred tax liabilities	211	220
Other long-term liabilities	136	129
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 150 million and 151 million shares issued and outstanding at June 29, 2018 and December 29, 2017, respectively	—	—
Additional paid-in capital	3,260	3,344
Accumulated earnings (deficit)	133	(7)
Accumulated other comprehensive income	23	33
Total Leidos stockholders’ equity	3,416	3,370
Non-controlling interest	2	13
Total equity	3,418	3,383
	$8,770	$8,990

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Cash flows from operations:
Net income	$145	$98	$247	$172
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	66	80	129	162
Stock-based compensation	12	10	23	20
Asset impairment charges	—	—	7	—
Bad debt expense and other	3	25	10	28
Change in assets and liabilities, net of effects of acquisitions:
Receivables	120	11	36	(179)
Inventory, prepaid expenses and other current assets	30	18	(33)	40
Accounts payable and accrued liabilities	(127)	(86)	(67)	(123)
Accrued payroll and employee benefits	72	79	(35)	(7)
Deferred income taxes and income taxes receivable/payable	(38)	(75)	(10)	(44)
Other long-term assets/liabilities	(12)	6	(14)	26
Net cash provided by operating activities	271	166	293	95
Cash flows from investing activities:
Payments for property, plant and equipment	(13)	(16)	(28)	(23)
Acquisitions of businesses	—	—	(81)	—
Proceeds from sale of assets	—	7	—	7
Other	—	—	—	2
Net cash used in investing activities	(13)	(9)	(109)	(14)
Cash flows from financing activities:
Payments of long-term debt	(27)	(47)	(44)	(69)
Proceeds from issuances of stock	4	6	8	7
Repurchases of stock and other	(94)	(19)	(116)	(25)
Dividend payments	(51)	(52)	(103)	(102)
Payment of tax indemnification liability	(23)	—	(23)	—
Other	(1)	—	(5)	(1)
Net cash used in financing activities	(192)	(112)	(283)	(190)
Net increase (decrease) in cash, cash equivalents and restricted cash	66	45	(99)	(109)
Cash, cash equivalents and restricted cash at beginning of period	257	242	422	396
Cash, cash equivalents and restricted cash at end of period	$323	$287	$323	$287

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

The segment information for the periods presented was as follows:

	Three Months Ended				Six Months Ended
	June 29, 2018	June 30, 2017	Dollar change	Percent change	June 29, 2018	June 30, 2017	Dollar change	Percent change
Revenues:
Defense Solutions	$1,256	$1,243	$13	1.0%	$2,434	$2,537	$(103)	(4.1)%
Civil	822	875	(53)	(6.1)%	1,662	1,717	(55)	(3.2)%
Health	451	454	(3)	(0.7)%	876	897	(21)	(2.3)%
Corporate	—	(1)	1	NM	—	—	—	NM
Total	$2,529	$2,571	$(42)	(1.6)%	$4,972	$5,151	$(179)	(3.5)%

Operating income (loss):
Defense Solutions	$93	$63	$30	47.6%	$178	$142	$36	25.4%
Civil	61	66	(5)	(7.6)%	135	120	15	12.5%
Health	68	74	(6)	(8.1)%	110	121	(11)	(9.1)%
Corporate	(23)	(37)	14	NM	(65)	(76)	11	NM
Total	$199	$166	$33	19.9%	$358	$307	$51	16.6%

Operating income margin:
Defense Solutions	7.4%	5.1%			7.3%	5.6%
Civil	7.4%	7.5%			8.1%	7.0%
Health	15.1%	16.3%			12.6%	13.5%
Total	7.9%	6.5%			7.2%	6.0%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	June 29, 2018	December 29, 2017
Defense Solutions:
Funded backlog	$2,506	$2,384
Negotiated unfunded backlog	5,814	5,285
Total Defense Solutions backlog	$8,320	$7,669
Civil:
Funded backlog	$2,066	$2,064
Negotiated unfunded backlog	5,356	5,321
Total Civil backlog	$7,422	$7,385
Health:
Funded backlog	$785	$595
Negotiated unfunded backlog	1,807	1,827
Total Health backlog	$2,592	$2,422
Total:
Funded backlog	$5,357	$5,043
Negotiated unfunded backlog	12,977	12,433
Total backlog	$18,334	$17,476
Total backlog at June 29, 2018, included an adverse impact of $86 million when compared to total backlog at December 29, 2017, due to the exchange rate movements between the U.S. dollar and the British pound.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) adjustments to the income tax provision to reflect non-GAAP adjustments; and (iii) the following discrete items:

•
Integration and restructuring costs – Represents integration, lease termination and severance costs related to the Company's acquisition of Lockheed Martin's Information Systems & Global Solutions business ("IS&GS Business").

•	Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.

•	Amortization of equity method investments – Represents the amortization of the fair value of equity method investments acquired with the IS&GS Business.

•	Loss on sale of assets – Represents the loss on certain sales of real estate.

•	Asset impairment charges – Represents impairments of long-lived tangible assets.

•	Held for sale tax adjustment – Represents certain tax benefits related to the anticipated sale of the Company's commercial cybersecurity business.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; and (iv) depreciation expense.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended June 29, 2018
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Held for sale tax adjustment	Non-GAAP results
Operating income	$199	$8	$51	$2	$—	$260
Non-operating expense, net	(34)	—	—	—	—	(34)
Income before income taxes	165	8	51	2	—	226
Income tax expense(1)	(20)	(1)	(13)	(1)	(18)	(53)
Net income	145	7	38	1	(18)	173
Less: net income attributable to non-controlling interest	1	—	—	—	—	1
Net income attributable to Leidos common stockholders	$144	$7	$38	$1	$(18)	$172

Diluted EPS attributable to Leidos common stockholders	$0.94	$0.04	$0.25	$0.01	$(0.12)	$1.12
Diluted shares	154	154	154	154	154	154

	Three Months Ended June 29, 2018
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Non-GAAP results
Income before income taxes	$165	$8	$51	$2	$226
Depreciation expense	15	—	—	—	15
Amortization expense	53	—	(51)	(2)	—
Interest expense, net	35	—	—	—	35
EBITDA	$268	$8	$—	$—	$276
EBITDA margin	10.6%				10.9%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended June 30, 2017
	As reported	Integration and restructuring costs	Amortization of intangibles(2)	Amortization of equity method investments	Loss on sale of assets	Non-GAAP results
Operating income	$166	$22	$67	$9	$—	$264
Non-operating expense, net	(31)	—	—	—	1	(30)
Income before income taxes	135	22	67	9	1	234
Income tax expense(1)	(37)	(8)	(26)	(4)	—	(75)
Net income attributable to Leidos common stockholders	$98	$14	$41	$5	$1	$159

Diluted EPS attributable to Leidos common stockholders	$0.64	$0.09	$0.27	$0.03	$0.01	$1.04
Diluted shares	153	153	153	153	153	153

	Three Months Ended June 30, 2017
	As reported	Integration and restructuring costs	Amortization of intangibles(2)	Amortization of equity method investments	Loss on sale of assets	Non-GAAP results
Income before income taxes	$135	$22	$67	$9	$1	$234
Depreciation expense	13	—	—	—	—	13
Amortization expense	76	—	(67)	(9)	—	—
Interest expense, net	34	—	—	—	—	34
EBITDA	$258	$22	$—	$—	$1	$281
EBITDA margin	10.0%					10.9%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Amortization was based on the preliminary fair value of the acquired intangibles and was subject to change once purchase accounting was finalized.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Six Months Ended June 29, 2018
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Asset impairment charges	Held for sale tax adjustment	Non-GAAP results
Operating income	$358	$25	$101	$5	$7	$—	$496
Non-operating expense, net	(68)	—	—	—	—	—	(68)
Income before income taxes	290	25	101	5	7	—	428
Income tax expense(1)	(43)	(6)	(26)	(1)	(2)	(18)	(96)
Net income	247	19	75	4	5	(18)	332
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$246	$19	$75	$4	$5	$(18)	$331

Diluted EPS attributable to Leidos common stockholders	$1.60	$0.12	$0.49	$0.03	$0.03	$(0.12)	$2.15
Diluted shares	154	154	154	154	154	154	154

	Six Months Ended June 29, 2018
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP results
Income before income taxes	$290	$25	$101	$5	$7	$428
Depreciation expense	28	—	—	—	—	28
Amortization expense	106	—	(101)	(5)	—	—
Interest expense, net	69	—	—	—	—	69
EBITDA	$493	$25	$—	$—	$7	$525
EBITDA margin	9.9%					10.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Six Months Ended June 30, 2017
	As reported	Integration and restructuring costs	Amortization of intangibles(2)	Amortization of equity method investments	Loss on sale of assets	Non-GAAP results
Operating income	$307	$54	$136	$9	$—	$506
Non-operating expense, net	(64)	—	—	—	1	(63)
Income before income taxes	243	54	136	9	1	443
Income tax expense(1)	(71)	(21)	(53)	(4)	—	(149)
Net income	172	33	83	5	1	294
Less: net income attributable to non-controlling interest	2	—	—	—	—	2
Net income attributable to Leidos common stockholders	$170	$33	$83	$5	$1	$292

Diluted EPS attributable to Leidos common stockholders	$1.11	$0.22	$0.54	$0.03	$0.01	$1.91
Diluted shares	153	153	153	153	153	153

	Six Months Ended June 30, 2017
	As reported	Integration and restructuring costs	Amortization of intangibles(2)	Amortization of equity method investments	Loss on sale of assets	Non-GAAP results
Income before income taxes	$243	$54	$136	$9	$1	$443
Depreciation expense	26	—	—	—	—	26
Amortization expense	145	—	(136)	(9)	—	—
Interest expense, net	70	—	—	—	—	70
EBITDA	$484	$54	$—	$—	$1	$539
EBITDA margin	9.4%					10.5%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Amortization was based on the preliminary fair value of the acquired intangibles and was subject to change once purchase accounting was finalized.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended June 29, 2018
	Operating income (loss)	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$93	$—	$17	$—	$110	8.8%
Civil	61	—	22	2	85	10.3%
Health	68	—	12	—	80	17.7%
Corporate	(23)	8	—	—	(15)	NM
Total	$199	$8	$51	$2	$260	10.3%

	Three Months Ended June 30, 2017
	Operating income (loss)	Integration and restructuring costs	Amortization of intangibles(1)(2)	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$63	$—	$44	$2	$109	8.8%
Civil	66	—	23	7	96	11.0%
Health	74	—	—	—	74	16.3%
Corporate	(37)	22	—	—	(15)	NM
Total	$166	$22	$67	$9	$264	10.3%

	Six Months Ended June 29, 2018
	Operating income (loss)	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$178	$—	$34	$—	$—	$212	8.7%
Civil	135	—	44	5	—	184	11.1%
Health	110	—	23	—	—	133	15.2%
Corporate	(65)	25	—	—	7	(33)	NM
Total	$358	$25	$101	$5	$7	$496	10.0%

	Six Months Ended June 30, 2017
	Operating income (loss)	Integration and restructuring costs	Amortization of intangibles(1)	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$142	$—	$60	$2	$204	8.0%
Civil	120	—	57	7	184	10.7%
Health	121	—	19	—	140	15.6%
Corporate	(76)	54	—	—	(22)	NM
Total	$307	$54	$136	$9	$506	9.8%
NM - Not Meaningful
(1) Amortization was based on the preliminary fair value of the acquired intangibles and was subject to change once purchase accounting was finalized.
(2) Health includes amortization of $14 million for the three months ended June 30, 2017, offset by $14 million for the cumulative amortization adjustment as a result of the updated valuation for the acquired intangibles.